Filed pursuant to Rule 433

Registration File No. 333-161915

Supplementing the Preliminary

Prospectus Supplement dated

March 5, 2012 and the

Prospectus dated September 15, 2009

Newmont Mining Corporation

4.875% Senior Notes due 2042

Final Term Sheet

March 5, 2012

Issuer:	Newmont Mining Corporation

Guarantor:	Newmont USA Limited

Size:	$1,000,000,000

Maturity:	March 15, 2042

Coupon (Interest Rate):	4.875% per annum from March 8, 2012

Yield to Maturity:	4.930%

Spread to Benchmark Treasury:	+180 basis points

Benchmark Treasury:	3.125% due November 15, 2041

Benchmark Treasury Price and Yield:	99-29 and 3.130%

Interest Payment Dates:	March 15 and September 15, beginning September 15, 2012

Redemption Provision:	Make-Whole Call: US Treasury + 30 basis points (at any time before September 15, 2041) Par Call: At any time on or after September 15, 2041

Price to Public:	99.142%

Settlement Date:	March 8, 2012

Anticipated Ratings:	Moody’s: Baa1 (stable) S&P: BBB+ (stable)

CUSIP:	651639AP1

ISIN:	US651639AP18

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Bookrunners:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. RBS Securities Inc.

Senior Co-Managers:	BMO Capital Markets Corp. BNP Paribas Securities Corp. Scotia Capital (USA) Inc. SMBC Nikko Capital Markets Limited UBS Securities LLC

Co-Managers:

ANZ Securities, Inc.

CIBC World Markets Corp.

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

Mitsubishi UFJ Securities (USA), Inc

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC can arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407 or calling J.P. Morgan Securities LLC collect at 212-834-4533.